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SOUTHWESTERN PUBLIC SERVICE COMPANY

EXHIBIT 12. Statements re Computation of Ratio of Earnings
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                                                                               Fiscal year ended August 31,
                                                                 1995        1994        1993        1992        1991
                                                                                  (Dollars In Thousands)
Computation of Ratio of Earnings to Fixed Charges:

           Fixed charges, as defined:
                    Interest on long-term debt                   $  40,645   $  37,881   $  38,992   $  41,528   $  44,191
                    Amortization of debt premium, discount
                      and expense                                      534         518         498         314         301
                    Other interest                                   3,219       3,068       2,047       1,527       1,264
                    Estimated interest factor of rental charges      1,292       1,184       1,094       1,067         972
                                      Total fixed charges        $  45,690   $  42,651   $  42,631   $  44,436   $  46,728

           Earnings as defined:
                    Net earnings per consolidated statements
                      of earnings                                $ 119,477   $ 102,168   $ 105,254   $ 102,987   $ 114,836
                    Fixed charges as shown                          45,690      42,651      42,631      44,436      46,728
                    Income taxes:
                             Federal                                56,297      45,232      42,272      39,101      50,682
                             State                                   1,885       1,842       1,763       1,621       2,145
                             Deferred                                9,717      11,564      13,883      13,375       4,223
                    Investment tax credits                            (250)       (250)       (250)       (250)       (250)
                    Earnings available for fixed charges         $ 232,816   $ 203,207   $ 205,553   $ 201,270   $ 218,364
                    Ratio of earnings to fixed charges                5.10        4.76        4.82        4.53        4.67

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements Combined:

           Total fixed charges, as shown above                    $ 45,690    $ 42,651    $ 42,631    $ 44,436    $ 46,728
           Preferred dividend requirements*                          7,593       7,620       8,663      10,987      10,963
                        Total fixed charges and preferred
                         dividend requirements combined           $ 53,283    $ 50,271    $ 51,294    $ 55,423    $ 57,691

           Earnings available for fixed charges and preferred
                    dividend requirements                         $232,816    $203,207    $205,553    $201,270    $218,364

           Ratio of earnings to fixed charges and preferred
                  dividend requirements combined                      4.37        4.04        4.01        3.63        3.79

               *Preferred dividend requirements:
                  Annual preferred dividend requirement           $  4,878    $  4,878     $  5,626   $  7,243     $  7,361
                  Less amount deductible for income tax purposes        82          84           84         84           84
                              Net requirement [A]                 $  4,796    $  4,794        5,542   $  7,159     $  7,277

                  1 / (100% - effective tax rate) [B]                1.566       1.572        1.548      1.523        1.495
                  Effective tax rate                                 36.2%       36.4%        35.4%      34.3%        33.1%

                 [A] x [B]                                        $  7,511    $  7,536     $  8,579   $ 10,903     $ 10,879
                 Add amount deductible for income tax purposes          82          84           84         84           84
                 Preferred dividend requirements                  $  7,593    $  7,620     $  8,663   $ 10,987     $ 10,963
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